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                     June 27, 2023

       Bryan Coy
       Executive Vice President and Chief Financial Officer
       Cannae Holdings, Inc.
       1701 Village Center Circle
       Las Vegas, Nevada 89134

                                                        Re: Cannae Holdings,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-38300

       Dear Bryan Coy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services